UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 6, 2015

INFORMATICA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-25871	77-0333710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Seaport Boulevard

Redwood City, California 94063

(Address of principal executive offices, including zip code)

(650) 385-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 6, 2015, Informatica Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Italics Inc. (“Newco”) and Italics Merger Sub Inc., a wholly owned subsidiary of Newco (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Newco. Capitalized terms not otherwise defined have the meaning set forth in the Merger Agreement.

At the Effective Time of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding as of immediately prior to the Effective Time (other than Cancelled Shares, Dissenting Shares and the Carry-Forward Share) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $48.75, without interest thereon (the “Merger Consideration”).

Newco and Merger Sub have secured committed financing, consisting of a combination of equity to be provided by the Canada Pension Plan Investment Board (“CPPIB”) and investment funds (the “Permira Funds”) advised by Permira Advisers LLC and debt financing from BofA Merrill Lynch, Credit Suisse, Goldman Sachs, Macquarie Capital, Morgan Stanley, Nomura, and RBC, the aggregate proceeds of which, together with the Company’s available cash, cash equivalents or marketable securities will be sufficient for Newco and Merger Sub to pay the aggregate merger consideration and all related fees and expenses.  Newco and Merger Sub have committed to use their reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter entered into as of April 6, 2015. The transaction is not subject to a financing condition.

Consummation of the Merger is subject to customary closing conditions, including, without limitation, the absence of certain legal impediments, the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, antitrust regulatory approval in the European Union, Turkey, Russia and Israel, the receipt of written notice from the Committee on Foreign Investment in the United States that it has concluded its review of the joint voluntary notice that will be made by the parties to the Merger Agreement pursuant to Section 721 of the Defense Production Act, as amended, with a determination that there are no unresolved national security concerns with respect to the transaction contemplated by the Merger Agreement, and approval by the Company’s stockholders.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries prior to the Effective Time. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals, with customary exceptions for a Superior Proposal.

The Merger Agreement contains certain termination rights for the Company and Newco. Under specified circumstances, the Company will be required to pay Newco a termination fee of $160 million.   This fee will become payable by the Company, in each case subject to the terms and conditions of the Merger Agreement, if before receiving stockholder approval of the Merger the Company terminates the Merger Agreement in connection with a competing acquisition transaction or Newco terminates the Merger Agreement in connection with a breach of covenant by the Company that would cause a failure of the Company’s closing conditions to be satisfied, in each case a competing acquisition transaction has been publicly announced, and within one year of termination the Company completes a competing acquisition transaction, or enters into an agreement for a competing acquisition transaction that is subsequently consummated, the Company terminates the Merger Agreement to take a Superior Proposal, or Newco terminates the Merger Agreement in connection with the board of directors of the Company failing to make or withdrawing its recommendation of the Merger.

Under other specified circumstances, Newco will be required to pay the Company a termination fee of $320 million.  This fee will become payable by Newco, in each case subject to the terms and conditions of the Merger Agreement, if the Company terminates the Merger Agreement, provided that Newco is not permitted to terminate the Merger Agreement at such time, in connection with a breach by

Newco that would cause a failure of Newco’s closing conditions to be satisfied, or if the Company terminates the Merger Agreement in connection with the Termination Date, and at the time of termination the Company would have been entitled to terminate due to Newco’s breach such that Newco’s closing conditions would not be satisfied or due to Newco’s failure to close the Merger notwithstanding the satisfaction of the Company’s closing conditions and Newco’s obligation to close.

The Permira Funds and CPPIB have provided the Company with a fee funding agreement in favor of the Company (the “Fee Funding Agreement”). In the aggregate, the Fee Funding Agreement guarantees the payment of the termination fee payable by Newco, any interest that may be due thereon and certain reimbursement obligations that may be owed by Newco to the Company pursuant to the Merger Agreement.  The Merger Agreement also provides that either party may specifically enforce the other party’s obligations under the Merger Agreement, provided that the Company may only cause Newco to fund the equity financing if certain conditions are satisfied, including the funding or availability of the debt financing at closing.

In addition to the foregoing termination rights, and subject to certain limitations, the Company or Newco may terminate the Merger Agreement if the Merger is not consummated on or before the first Business Day after October 6, 2015 (the “Termination Date”).

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Newco, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws and were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Agreement.

On April 7, 2015, the Company issued a press release announcing the entry into the Merger Agreement. The text of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 6, 2015, the Board of Directors of the Company approved an amendment to the Amended and Restated Bylaws of the Company (the “Bylaw Amendment”), which became effective immediately.  The Bylaw Amendment added a new Article XI that that (i) designates the state and federal courts located within the state of Delaware as the sole and exclusive forum for certain legal action, unless the Company consents in writing to the selection of an alternative forum, and (ii) unless waived by the Company, shifts legal fees incurred by the Company and its directors, among others, to stockholder plaintiffs, in certain situations, if plaintiffs choose to file actions in a forum other than the state and federal courts located within the state of Delaware.  The foregoing description of the Bylaw Amendment is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Bylaw Amendment, a copy of which is attached as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01. Other Events.

The Company will not host a conference call to discuss its first quarter 2015 financial results.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 6, 2015, by and among Italics Inc., Italics Merger Sub Inc., and Informatica Corporation.

3.1	Amendment to the Amended and Restated Bylaws of the Company.

99.1	Press Release of Informatica Corporation dated April 7, 2015.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this report, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain stockholder approval or the failure to satisfy the closing conditions. Factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s 2014 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement. Stockholders are urged to read the proxy statement when it becomes available because it will contain important information about the proposed transaction. Investors and security holders may obtain a free copy of documents filed by Informatica Corporation with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of Informatica Corporation’s filings with the SEC from Informatica Corporation’s website at http://investor.informatica.com/financial-info/sec-filings/default.aspx or by directing a request to: Informatica Corporation, 2100 Seaport Blvd, Redwood City, CA, 94063, Attn: Investor Relations, (650) 385-5261.

The Company and certain of its directors, executive officers and affiliates may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2014 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 8, 2014. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement the Company will file with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORMATICA CORPORATION

	By:	/s/ Michael Berry
Michael Berry EVP and Chief Financial Officer

Date: April 7, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 6, 2015, by and among Italics Inc., Italics Merger Sub Inc., and Informatica Corporation.

3.1	Amendment to the Amended and Restated Bylaws of the Company

99.1	Press Release of Informatica Corporation dated 7, 2015.